Exhibit 10.1

**Certain identified information marked as “[***]” has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

LOAN AGREEMENT

THIS LOAN AGREEMENT is made effective as of December 26, 2023, by and between [***], a Delaware limited liability company, whose address is 224 W. Hill St. #400, Chicago, Illinois 60610 (“Borrower”), and FIRST FEDERAL BANK, whose address is 4705 US Highway 90 W, Lake City, Florida 32055 (together with its successors and assigns, “Lender”).

In consideration of the premises and of the mutual covenants contained in this Agreement and intending to be legally bound, the parties agree as follows:

ARTICLE I. Definitions

1.1 Definitions. As used in this Agreement, unless otherwise specified, the following terms shall have the following respective meanings:

“Affiliate” - any Person who now or hereafter has Control of, or is now or hereafter under common Control with, Borrower or any Subsidiary or over whom or over which Borrower or any Subsidiary now or hereafter has Control.

“Agreement” - this Loan Agreement, including any Schedule hereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Anti-Terrorism Laws” - any laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the forgoing laws may from time to time be amended, renewed, extended or replaced).

“Business Day” - a day of the year which is neither a Saturday nor Sunday nor a legal holiday on which banks are required or authorized by law to close in the State of Florida.

“Closing” or “Closing Date” - shall mean the closing of the transactions provided for in this Agreement, or such other date upon which the parties may agree.

“Collateral” – shall mean a first lien priority mortgage on the real property and improvements situated thereon commonly referred to and located at 5909 U.S. Highway 41 North in Ruskin, Florida 33572, containing approximately 15.24 usable acres (the “Property”); an assignment of leases, rents, and profits in and to the Property; and a first lien priority security interest in and to all (a) hereditaments, easements and appurtenances relating to the Property; (b) improvements and fixtures located on the Property; (c) documents or agreements to which Borrower, is a party with contractors, architects or other professionals in connection with the planning, design, architectural, engineering, construction or other similar services relating to improvements on the Property; (d) permits required in connection with the construction of improvements on the Property; and (e) all equipment, personal property, easements and other property and rights reasonably incidental to the ownership, lease or operation of the Property, in each case, owned by Borrower.

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Notwithstanding anything in the foregoing to the contrary, the “Collateral” shall not include any property of Debtor that would otherwise be included as “Collateral” but for the fact that the valid grant of a security interest or lien therein, to Lender, or the enforcement of such security interest or lien, (i) is prohibited or limited by the express terms of State Cannabis Laws or the rules and regulations promulgated thereunder (and such prohibition cannot be waived by the parties hereto), or (ii) is prohibited or limited by the express terms of other applicable laws (and such prohibition cannot be waived by the parties hereto), other than, in the case of the foregoing clauses (i) and (ii), to the extent that any such express terms would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity; provided, however, that any property excluded under clauses (i) or (ii) above (collectively, “Regulated Assets”) shall not constitute “Collateral” only to the extent and for so long as the applicable State Cannabis Law or other applicable laws validly prohibits the creation of a security interest or lien on such property in favor of Lender, and upon the termination of such prohibition (by written consent from or notice to a government or regulatory authority or in any other manner), such Regulated Assets shall automatically be deemed to constitute “Collateral” without further action of the parties hereto; and provided, further, that nothing in this paragraph shall be construed so as to limit, impair or otherwise affect Lender’s unconditional continuing security interests in, or liens upon, any rights or interests of the Debtor in or to (1) monies due or to become due under or in connection with any Regulated Assets or other contracts, leases, permits, licenses, or license agreements, (2) any proceeds from the sale, license, lease, or other dispositions of any such Regulated Assets or other contracts, leases, permits, licenses, or license agreements, and (3) any other economic interest arising under or from the Regulated Assets.

“Collateral Documents” - collectively, any security agreement, UCC-1, Mortgage, deed of trust, and any and all other documents at any time executed and delivered in connection therewith or with this Agreement securing the Lenders interest in the Collateral, and any and all amendments, restatements, renewals or replacements thereof.

“Constituent Documents” - the applicable organizational and governing documents of Borrower or any Guarantor.

“Control” - (a) the power to vote at least 50% of (i) the outstanding shares of any class of stock of a corporation or (ii) of any equity, membership or ownership interest in any partnership, limited partnership, limited liability company or other business entity or (b) the beneficial ownership of at least 50% of (i) the outstanding shares of any class of stock of a corporation or (ii) of any outstanding equity, membership or ownership interest in any partnership, limited partnership, limited liability company or other business entity.

“Environment” - any water including, but not limited to, surface water and ground water or water vapor; any land including land surface or subsurface; stream sediments; air; fish; wildlife; plants; and all other natural resources or environmental media.

“Environmental Indemnity Agreement” – that certain Environmental Indemnity Agreement of even date herewith, executed and delivered by Borrower and any Guarantor to Lender, as amended, modified or supplemented from time to time, with respect to Mortgaged Property.

“Environmental Laws” - all foreign, federal, state, county, provincial and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the policies, guidelines, procedures, interpretations, decisions, orders and directives of any governmental authority with respect thereto.

“Environmental Permits” - all licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of Borrower’s property, including, without limitation, as may be required for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

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“ERISA Affiliate” - any Person who is under common control with a Borrower within the meaning of Section 414(b) of the Internal Revenue Code of 1986, as amended, including, but not limited to, a Subsidiary of a Borrower.

“Executive Order No. 13224” - Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, as the same has been, or shall hereafter be, amended, renewed, extended or replaced.

“Guarantor” or “Guarantors” – jointly and severally, are [***], a Delaware limited liability company; and, VERANO HOLDINGS CORP., a British Columbia corporation, that guarantee payment of the full original principal balance of the Loan, in the amount of TWENTY-SEVEN MILLION NINE HUNDRED NINETY-EIGHT THOUSAND SEVEN HUNDRED FIFTY AND 00/100 DOLLARS ($27,998,750.00), governed by this Agreement.

“Guaranty” or “Guaranties” - any guaranty agreement given by Guarantor to Lender, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Substances” - without limitation, any flammable explosives, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead based paints, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, pollutant, contaminant, regulated substance, residual waste or related materials as defined in or subject to any Environmental Law, including, without limitation, the following federal statutes and any comparable Florida or county Environmental Laws: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), The Clean Water Act, as amended (33 U.S.C. Sections 1251, et seq.), The Safe Drinking Water Act (42 U.S.C. Sections 300f, et seq.), The Clean Air Act (42 U.S.C. Sections 7401, et seq.), and/or regulations adopted pursuant to any such Environmental Law.

“Indebtedness” of a Person at a particular date shall mean all liabilities and obligations of such Person, including without limitation, those which in accordance with sound accounting principles would be classified upon a balance sheet as liabilities and all other indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, contingent or liquidated, matured or un-matured and all premiums, if any, due at the required prepayment dates of any such indebtedness, and all indebtedness secured by a lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Lender Affiliate” - any bank or non-bank subsidiary (other than Lender) of Lender.

“Loan” - as defined in Section 2.1 of this Agreement.

“Loan Document” and collectively, “Loan Documents” - the Collateral Documents, the Notes, the Guaranties, the Mortgage, and any other document, instrument or agreements executed in connection with the Loan, as may be amended, modified or supplemented from time to time.

“Loan Maturity Date” - the date set forth in the applicable Note issued pursuant to this Agreement on which a Loan is scheduled to be paid in full unless such date is otherwise accelerated in accordance with the terms of this Agreement.

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“Margin Stock” - as defined under Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

“Material Adverse Effect” - a material adverse effect on: (a) the property, assets, financial condition, business or operations of Borrower ; (b) the ability of Borrower to perform any of its payment or other obligations under this Agreement, any Note, any Collateral Document or other Loan Document to which it is a party; (c) the legality, validity or enforceability of the obligations of Borrower under this Agreement, any Note, any Collateral Document or other Loan Document to which it is a party; or (d) the ability of Lender to exercise its rights and remedies with respect to, or otherwise realize upon, any of the Collateral or any of the security for the obligations of Borrower or Guarantor to Lender or any Lender Affiliate under this Agreement, any Note, any Collateral Document or other Loan Document.

“Mortgage” - those certain Mortgages or Deeds of Trust of even date herewith, executed and delivered by Mortgagor to Lender, as the same may be amended, modified or supplemented from time to time, with respect to the Mortgaged Property.

“Mortgaged Property” - that certain real property and all currently existing and future improvements situate thereon located at 5909 US Highway 41 North, Apollo Beach, Florida 33572 (the “Property”) and as more particularly described in the applicable Mortgage, and as amended, modified, restated or supplemented from time to time.

“Mortgagor”- shall mean Borrower.

“Note” - as defined in Section 2.2 of this Agreement.

“Obligor” - any Borrower, Guarantor or any other Person providing collateral support for Borrower’s obligations hereunder.

“Parent Corporation” – shall mean Verano Holdings Corp., a British Columbia corporation.

“Pension Plan” - any pension plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 as amended (“ERISA”) with respect to which Borrower or any Subsidiary has incurred or may incur liability, including contingent liability, under Title IV of ERISA, to such plan or to the Pension Benefit Guaranty Corporation. For purposes of this definition and for purposes of Section 7.1(i), “Borrower” shall include any trade or business (whether or not incorporated) which, together with Borrower or a Subsidiary, is deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA.

“Permitted Distribution” - any distribution(s) to Borrower’s shareholders provided that such distribution(s) do not result in a violation of this Loan Agreement.

“Permitted Encumbrances” – shall mean any liens on Collateral listed on Schedule 2 attached hereto.

“Permitted Indebtedness” – shall mean any debt incurred by Borrower listed on Schedule 1 attached hereto.

“Person” - any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated association, government or political subdivision or other entity, body, organization or group.

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“Personal Property” – The words “Personal Property” mean all equipment, fixtures, and other articles of personal property now or hereafter owned by Borrower, and now or hereafter attached or affixed to the Property and owned by Borrower; together with all accessions, parts, and additions to, all replacements of, and all substitutions for, any of such property; and together with all proceeds(including without limitation all insurance proceeds and refunds of premiums) from any sale or other disposition of the Property. However, should the Property be located in an area designated by the Administration of the Federal Emergency Management Agency as a special flood hazard area, Personal Property is limited to only those items specifically covered (currently or hereafter) by Coverage A of the standard flood insurance policy issued in accordance with the National Flood Insurance Program or under equivalent similarly issued by a private insurer to satisfy the National Flood Insurance Act (as amended).

“Reportable Event” - any event with regard to a Pension Plan described in Section 4043(b) of ERISA, or in Regulations issued thereunder.

“Schedule” - any Schedule that may be attached to this Agreement and made a part hereof.

“Subsidiary” - any corporation of which at least 25% of the voting stock is owned by Borrower directly, or indirectly through one or more Subsidiaries.

“USA Patriot Act” - the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.2 Accounting Terms. All accounting terms not otherwise defined herein shall have the meaning assigned to them in accordance with sound accounting principles.

1.3 UCC Definitions. Unless otherwise defined in this Agreement, capitalized words shall have the meanings set forth in the Uniform Commercial Code as in effect in the State of Florida.

ARTICLE II. The Financing

2.1 Loan. Lender agrees, based on the terms and conditions and relying upon the representations and warranties set forth in this Agreement, to lend to Borrower, and Borrower agrees to borrow from Lender, a loan to be more fully described in the Note and payable according to the terms thereof (the “Loan”).

2.2 The Note. The Loan, subject to this Agreement, shall be evidenced in part by, and payable as provided in, a note (as amended, restated or otherwise modified from time to time executed by Borrower) (the “Note”).

2.3 Interest and Late Charges.

(a) Interest and Late Charges on the Loan. The Loan shall bear interest from the date of the initial disbursement of the Loan until maturity (whether by acceleration or otherwise), and thereafter until paid in full on the unpaid principal amount thereof at a per annum rate equal to the interest rate set forth in the applicable Note evidencing such Loan. If any payment of principal or interest on any Note is not paid within ten (10) days of the date when due, Borrower shall pay to Lender any late charge set forth in the applicable Note.

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(b) Computation of Interest and Payment. Accrued interest on the Loan shall be paid on the dates set forth in the Note, and on the date the Loan is paid in full. Interest on the Loan shall be calculated on the basis set forth in the Note. Principal payments shall be made as set forth in the Note.

2.4 Use of Proceeds. Proceeds will be utilized by the Parent Corporation to recoup cash that was used for capital improvements in order to strength the company’s balance sheet and liquidity.

2.5 Conditions Precedent. Lender shall not be obligated to advance any Loan if (a) any Event of Default shall occur or be continuing after any required notice and cure period, or (b) Borrower fails to meet any other conditions set forth in the Loan Documents.

2.6 Intentionally Removed.

2.7 Intentionally Removed.

2.8 Prepayment Penalties. Borrower shall pay a prepayment penalty to Lender if the loan balance is prepaid in whole or in part as follows:

(a) If the prepayment occurs before the first (1st) anniversary date of the Note, the prepayment penalty will equal two percent (2%) of the principal amount prepaid.

(b) If the prepayment occurs on or after the first (1st) anniversary date of the Note, but before the second (2nd) anniversary date of the Note, the prepayment penalty will equal two percent (2%) of the principal amount prepaid.

(c) If the prepayment occurs on or after the second (2nd) anniversary date of the Note, but before the third (3rd) anniversary date of the Note, the prepayment penalty will equal one percent (1%) of the principal amount prepaid.

(d) If the prepayment occurs on or after the third (3rd) anniversary date of the Note, but before the fourth (4th) anniversary date of the Note, the prepayment penalty will equal one percent (1%) of the principal amount prepaid.

(e) If the prepayment occurs on order after the fourth(4th) and anniversary date of the Note and through the remainder of the term of the Note, there shall be no prepayment penalty.

ARTICLE III. Representations and Warranties

Borrower makes the following representations and warranties, which shall be deemed to be continuing representations and warranties so long as any indebtedness of Borrower to Lender or any Lender Affiliate, including indebtedness for fees and expenses, remains unpaid:

3.1 Good Standing and Authority. If Borrower is not an individual, Borrower is an entity, duly organized, and validly existing, and in good standing under the laws of the State of its formation or organization; has all necessary power and authority to transact the business in which it is engaged; is duly licensed or qualified and in good standing in each other jurisdiction in which the conduct of such business requires such licensing or such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. Borrower has all necessary power and authority to enter into this Agreement and to execute, deliver and perform this Agreement and all other Loan Documents executed in connection with this Agreement, all of which have been duly authorized by all proper and necessary action by Borrower and the owners of Borrower.

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3.2 Valid and Binding Obligation. This Agreement and all other Loan Documents executed in connection herewith constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy and insolvency laws and laws affecting creditor’s rights generally.

3.3 Good Title. Borrower has good and marketable title to all of its assets, none of which is subject to any mortgage, indenture, pledge, lien, conditional sale contract, security interest, encumbrance, claim, trust or charge except for Permitted Encumbrances.

3.4 Business Purpose. Borrower agrees that the Loan evidenced by the Note is an exempted transaction under the Truth In Lending Act, 15 U.S.C. Section 1601, et seq. Without limiting the generality of the foregoing, Borrower warrants and represents to Lender that (i) the proceeds of the Note will be used solely for business or commercial purposes, and in no way will the proceeds be used for personal, family, or household purposes; and (ii) the Mortgaged Property securing the Note is not the business or residential homestead of Borrower or any other person, and Borrower has no present intent to occupy in the future or use or claim in the future such Mortgaged Property either as business or residential homestead.

3.5 No Pending Litigation. There are not any actions, suits, proceedings (whether or not on behalf of Borrower) or investigations pending or, to the best of Borrower’s knowledge, threatened against Borrower which, if adversely determined, would, in any case or in the aggregate, have a Material Adverse Effect, or which question the validity of this Agreement and the other Loan Documents required by this Agreement, or any action taken or to be taken pursuant to any of the foregoing.

3.6 No Consent or Filing. No consent, license, approval or authorization of, or registration, declaration or filing with, any court, governmental body or authority or other Person, which has not been obtained or made, is required in connection with the valid execution, delivery or performance of this Agreement and the other Loan Documents required by this Agreement or in connection with any of the transactions contemplated thereby, other than filings and recordings in connection with the Collateral Documents.

3.7 No Violations. Borrower is not in violation of any term of its Constituent Documents, or of any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money. Borrower is not in violation of any term of any other indenture, instrument, or agreement to which it is a party or by which it may be bound, resulting, or which might reasonably be expected to result, in a Material Adverse Effect. Borrower is not in violation of any order, writ, judgment, injunction or decree of any court of competent jurisdiction. To Borrower’s best knowledge, Borrower is not in violation of any statute, rule or regulation of any competent governmental authority, the violation of which could have a Material Adverse Effect. The execution and delivery of the Loan Documents required by this Agreement and the performance of all of the same is and will be in compliance with the foregoing and will not result in any violation or result in the creation of any mortgage, lien, security interest, charge or encumbrance upon any properties or assets except in favor of Lender. There exists no fact or circumstance not disclosed in this Agreement or in the documents furnished in connection herewith (other than general economic conditions) which does, or in the future could, have a Material Adverse Effect. Notwithstanding anything to the contrary in the foregoing, Lender acknowledges that Borrower’s Parent Corporation and Borrower’s tenant at the Property are involved in cultivating, processing, distributing and selling cannabis, which is currently illegal under Federal law, but is legal in the State of Florida, which is where the Property is located, and Lender represents and warrants to Borrower that it will not deem this breach of Federal law as a breach of this “No Violations” Section 3.7.

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3.8 Financial Statements. Borrower has furnished to Lender financial statements reported on and prepared by a certified public accountant showing Borrower’s Parent Corporation’s financial condition as of the end of Borrower’s Parent Corporation’s most recently completed fiscal year which statements represent fairly the results of its operations and transactions as of the dates and for the period referred to and have been prepared in accordance with sound accounting principles. From the date of such financial statements to the date of the execution of this Agreement, there has not been any Material Adverse Effect or any fire, explosion, accident, flood, drought, storm, earthquake, condemnation, statutory or regulatory change, act of God, or act of public enemy or other casualty, whether or not insured, which would cause a Material Adverse Effect.

3.9 Tax Returns. Borrower has duly filed all federal and other tax returns required to be filed and, except for payment of federal income taxes which are paid in the ordinary and customary course of Borrower’s business, has paid all taxes required by such returns through its latest fiscal year end and has not received any assessments by the Internal Revenue Service or other taxing authority for additional unpaid taxes.

3.10 ERISA Matters. Except in compliance with all applicable laws and regulations, no Pension Plan has been terminated or partially terminated or is insolvent or in reorganization, nor have any proceedings been instituted to terminate or reorganize any Pension Plan; neither Borrower nor any Subsidiary has withdrawn from any Pension Plan, nor has a condition occurred which if continued would result in a complete or partial withdrawal; neither Borrower nor any Subsidiary has incurred any withdrawal liability to any Pension Plan; neither Borrower nor any Subsidiary has incurred any liability to the Pension Benefit Guaranty Corporation other than for required insurance premiums which have been paid when due; no Reportable Event has occurred; and no Pension Plan or other “employee pension benefit plan” as defined in Section 3 of ERISA to which Borrower or any Subsidiary is a party has an “accumulated funding deficiency.” Each Pension Plan and each other “employee benefit plan” as defined in Section 3(2) of ERISA to which Borrower or any Subsidiary is a party is in substantial compliance with ERISA, and no such plan, or any administrator, trustee or fiduciary thereof has engaged in a prohibited transaction described in Section 406 of ERISA or in Section 4975 of the Internal Revenue Code.

3.11 Solvency. Borrower is not insolvent as defined in any applicable state or federal statute, nor will Borrower be rendered insolvent by the execution and delivery of this Agreement and the other Loan Documents to Lender. After the making of each Loan hereunder, Borrower reasonably expects to (a) be able to pay its debts as they become due, (b) have funds and capital sufficient to carry on its business and all businesses in which it is about to engage, and (c) own property having a value at both fair valuation and at fair salable value in the ordinary course of Borrower’s business greater than the amount required to pay its debts as they become due.

3.12 Federal Reserve Regulations. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any governmental body, including without limitation the provisions of Regulations U or X of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

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3.13 Environmental Matters. To the best of Borrower’s knowledge: (a) No above ground or underground storage tanks containing Hazardous Substances are or have been located on the Property; (b) The Property is not or has not been used for the unpermitted or unauthorized treatment, storage or disposal of Hazardous Substances; (c) No material Release of a Hazardous Substance has occurred or is threatened on, at, from or, near the Property that will now or in the future (based on Environmental Laws currently in effect) require (i) remedial or corrective action, removal, monitoring or closure pursuant to any Environmental Law currently in effect or (ii) Borrower to incur costs pursuant to the terms or conditions of any lease; (d) Neither Borrower nor, any Subsidiary is subject to any existing, pending or threatened suit, claim, notice of violation or request for information under any material Environmental Law; and (e) Borrower and each Subsidiary is in compliance in all material respects with, and have obtained all Environmental Permits required by all Environmental Laws. Borrower shall not disturb any concrete surface or commence any digging on the Property without prior written consent of Lender.

3.14 Prohibited Person Compliance. Borrower warrants, represents and covenants that neither Borrower nor any Guarantor nor any of their respective Affiliates is or will be a Person (a) that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO13224”), whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons,” (c) who commits, threatens to commit or supports “terrorism,” as defined in EO13224, or (d) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in subparts [a] - [d] above are herein referred to as a “Prohibited Person”). Borrower covenants and agrees that neither Borrower, nor any Guarantor nor any of their respective Affiliates will knowingly (i) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services to or for the benefit of a Prohibited Person, or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224. Borrower further covenants and agrees to deliver (from time to time) to Lender any such certification or other evidence as may be requested by Lender in its sole and absolute discretion, confirming each such representation.

3.15 Confidentiality. The Borrower agrees that the terms and provisions of this Agreement shall be kept confidential and shall be disclosed only to those persons and entities as required by law or as reasonably permitted by the Lender hereto.

ARTICLE IV. Affirmative Covenants

Borrower covenants and agrees to:

4.1 Financial Reporting. Furnish to Lender or cause to be furnished to Lender the following financial information and such additional information, reports or statements as Lender may from time to time reasonably request regarding the financial and business affairs of Borrower, Parent Corporation and Guarantor(s) so long as such financial information and reports/statements are prepared in the normal course of business of Borrower’s Parent Corporation’s business, are publicly available, and are only requests for the most recently prepared reports by Borrower’s Parent Corporation:

(a) Annual Financials. As soon as available, and in any event within thirty (30) days after the Parent Corporation’s fiscal year end annual earnings call for the year ending December 31, 2023, and each fiscal year thereafter, a complete copy of Parent Corporation’s audited financial statements.

(b) Tax Returns. As soon as available, but no later than sixty (60) days after filing for each fiscal year, or in case of extension no later than the IRS extension period, beginning with the fiscal year ending December 31, 2023 and for each year thereafter, signed copies of all federal tax returns of Borrower and Guarantor, including all related schedules and forms, and with evidence of extension, if applicable, for the requested fiscal year(s), all in commercially reasonable form as a prudent tax accounting firm would prepare for the IRS.

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(e) Additional Documentation. As soon as available, and in any event within thirty (30) days of receipt of written request, such other data, reports, statements and information (financial or otherwise), as Lender may commercially reasonably request.

(f) Quarterly Financials. As soon as available, and in any event within thirty (30) days after the Parent Corporation’s quarterly earnings call, Borrower’s and Guarantor’s company prepared interim financial statements.

(g) Lender. Allow Lender, upon Lender’s written request and at Borrower’s reasonable out-of-pocket expense, to:

(i) Inspect and audit books, records and papers relating to Borrower’s financial or business condition; and

(ii) Inspect and appraise any of Borrower’s assets; and

(iii) Allow all government authorities to furnish reports of examinations, or any records pertaining to Borrower.

(h) Quarterly Certificate. The Borrower shall deliver quarterly to Lender, by the earlier to occur of (i) five (5) Business Days after Parent Corporation publishes it’s financials for the prior quarter or (ii) forty-five (45) days after prior quarter end, a certificate (“Quarterly Certificate”) executed by an authorized officer of Borrower certifying that (a) there exists no event or circumstance that constitutes a default or Event of Default by Borrower under the Loan Documents; (b) Borrower has no knowledge and has not received any notice of any pending or threatened (in writing) events, actions or proceedings affecting the Cannabis Licenses or operations at the Mortgaged Property, which, as to the operations at the Mortgaged Property, is not fully covered by insurance and (c) Borrower’s calculation of its earnings before interest, taxes, depreciation, and amortization for the prior quarter. The first Quarterly Certificate shall be delivered by the Borrower to Lender on the date that is earlier of (i) five (5) Business Days after Parent Corporation publishes its financials for the quarter ending December 31, 2023, or (ii) forty-five (45) days after December 31, 2023.

4.2 Taxes. Except for the obligation for payment of federal income tax, which Borrower shall pay in the ordinary and customary course of Borrower’s business operations, Borrower shall promptly pay and discharge all of its taxes, assessments and other governmental charges prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of taxes and assessments and make all required withholding and other tax deposits. Nothing herein shall be interpreted to require the payment of any tax, assessment or charge so long as its validity is being contested in good faith and by appropriate proceedings diligently conducted, and Borrower has established an adequate reserve for any such expense. The term “taxes” as used herein shall mean any applicable property tax, intangible tax, documentary stamp tax, federal income tax, state sales tax, unemployment tax, or any other city, county, state or federal tax. In the event of any lien issued by any state, local or federal taxing authority, Borrower shall immediately discharge such lien.

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4.3 Insurance. (a) Keep all its property insured at all times with responsible insurance carriers against windstorm, fire, theft and other risks (including, flood, if any portion of a building that is Collateral for the Loan is located in a special flood hazard area; if any equipment, fixtures, or inventory that is Collateral for the Loan is in a building of which any portion is located in a special flood hazard area and that building is Collateral for the Loan) in coverage, form and amount reasonably satisfactory to Lender and as is customary in the case of other Persons engaged in the same or similar business or having similar properties similarly situated; (b) keep adequately insured at all times in reasonable amounts with responsible insurance carriers against liability on account of damage to persons or property and under all applicable worker’s compensation laws; (c) promptly deliver to Lender certificates of insurance in form and content acceptable to Lender for any of those insurance policies required to be carried by Borrower pursuant hereto which shall be in the name of Lender and it’s successors and/or assigns, with appropriate endorsements designating Lender as additional insured and mortgagee or lender loss payee, or both, as requested by Lender; and (d) cause each such insurance policy to require the insurer to provide Lender with at least thirty (30) days’ prior written notice of cancellation. If Borrower fails to comply with this Section 4.3, Lender is authorized to obtain such insurance in the name of Borrower or Lender at the expense of Borrower.

4.4 Litigation. Promptly notify Lender in writing as soon as Borrower has knowledge thereof, and furnish or cause to be furnished to Lender such information regarding the same as Lender may request of (a) the institution or filing of any litigation, action, suit, claim or counterclaim to which Borrower is a party, or (b) any administrative proceeding against, or investigation of, Borrower by or before any regulatory body or governmental agency, where (i) the outcome of such litigation, action, suit, claim, counterclaim, administrative proceeding or investigation may have a Material Adverse Effect, or (ii) such litigation, action, suit, claim, counterclaim, administrative proceeding or investigation questions the validity of this Agreement or the other Loan Documents or any action taken or to be taken pursuant to the foregoing; and furnish or cause to be furnished to Lender such information regarding the same as Lender may request.

4.5 Entity Standing. Maintain its existing entity status in good standing, and maintain its existing rights and franchises, in its jurisdiction of formation and remain or become duly licensed or qualified and in good standing in each jurisdiction in which the conduct of its business requires such qualification or licensing, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

4.6 Books and Records. Maintain proper books and records in accordance with generally accepted accounting principles consistently applied and notify Lender promptly in writing of any proposed change in the location at which such books and records are maintained.

4.7 Continue Business. Engage only in the business conducted by it on the date of this Agreement and other businesses reasonably related thereto.

4.8 Notices. Borrower will notify Lender in writing of the occurrence of any Event of Default or any act or condition, which, with the giving of notice or the passage of time might become an Event of Default.

4.9 Environmental Compliance.

(a) Except as, in the aggregate, failure to comply could not reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with all Environmental Laws; and (ii) not suffer, cause or permit any material disposal of Hazardous Substances at any property owned, leased or operated by it or any Subsidiary except in accordance with applicable Environmental Laws.

(b) Upon discovery by Borrower, promptly notify Lender in the event of the disposal of any Hazardous Substance in violation of any Environmental Law at any property owned, leased or operated by Borrower, or in the event of any material Release, or material threatened Release, of a Hazardous Substance in violation of any Environmental Law from any such property.

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(c) Deliver promptly to Lender (i) copies of any documents received from the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning a violation or alleged violation by Borrower or any Subsidiary of any Environmental Law; and (ii) copies of any documents submitted by Borrower to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning the operations of Borrower or any Subsidiary.

4.10 Other Acts. Execute and deliver, or cause to be executed and delivered, to Lender all further documents and perform all other acts and things which Lender deems commercially reasonably necessary or appropriate to protect or perfect any security interests in any property directly or indirectly securing payment of any indebtedness of Borrower to Lender.

4.11 Authorization Compliance. Intentionally Omitted.

4.12 Construction Rider. Intentionally Omitted.

4.13 Borrower Debt Service Coverage Ratio. Borrower shall maintain a Debt Service Coverage Ratio of greater than or equal to 1.25x (the “Required Borrower Debt Service Coverage Ratio”). “Borrower Debt Service Coverage Ratio” means the annual lease payments from Parent Corporation divided by the annual debt service on the Loan, using the results of the twelve-month period ending with that reporting period.

4.14 Global Debt Service Coverage Ratio. Borrower and Guarantors shall maintain a Debt Service Coverage Ratio of at least 1.50x (the “Required Global Debt Service Coverage Ratio”). “Debt Service Coverage Ratio means the net profit of Borrower and Guarantors before income taxes plus interest expense plus non-cash expenses plus nonrecurring expenses plus other non-cash generally accepted accounting principle expenses (also known as adjusted earnings before interest, taxes, depreciation and amortization) divided by total annual debt service requirements and lease obligation requirements (not including balloon maturities), using the results of the twelve-month period ending with that reporting period.

4.15 Operating and Deposit Accounts. During the term of the Loan or as long as it is outstanding, Borrower shall continue to maintain the existing Florida operating and depository bank accounts currently held by Lender, with aggregate balances more than $5,000,000.00 and continue to utilize such accounts in accordance with their historical business practices.

4.16 Minimum Liquidity. Parent Corporation will maintain a minimum cash liquidity of $10,000,000.00 (“Minium Cash Liquidity”) during the term of the Loan or as long as Loan has an outstanding balance.

ARTICLE V. Negative Covenants

Borrower, without the prior written consent of Lender, which consent Lender agrees not to unreasonably withhold, covenants and agrees that it will not:

5.1 Borrowed Money. Except for Permitted Indebtedness listed on Schedule 1, if any, create, incur, assume or suffer to exist any liability for borrowed money except to Lender.

5.2 Encumbrances. Except for Permitted Encumbrances listed on Schedule 2, if any, create, incur, assume or suffer to exist any mortgage, lien, security interest, pledge or other encumbrance on any of its property or assets, whether now owned or hereafter owned or acquired.

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5.3 Guaranties. Become a guarantor, surety or otherwise liable for the debts or other obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, or agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise, except as an endorser of instruments for the payment of money deposited to its bank account for collection in the ordinary course of business.

5.4 Sale of Assets or Merger. Convey, sell, transfer, lease, or sell and lease back, all or any substantial portion of its property, assets or business to any other Person, or merge or consolidate with or into any other Person or into any joint venture or partnership with any other Person.

5.5 Ownership Interests. Purchase, redeem, acquire or retire any of Borrower’s ownership interests whether such interests are in the form of stock, partnership or limited partnership interests, limited liability company units or other ownership interests.

5.6 Investments and Loans. Make or suffer to exist any investments in, or loans or advances to, any other Person except (a) advance payments or deposits against purchases made in the ordinary course of Borrower’s regular business; (b) direct obligations to the United States of America; (c) any existing investments in, or existing advances to, any Affiliate; or (d) temporary advances to employees to cover expenses incurred in the ordinary course of Borrower’s business.

5.7 Distribution of Profits. The Borrower shall not distribute company assets to adversely affect business cash flow.

5.8 Dividends or Distributions. Pay or declare any cash dividends or distributions, except for Permitted Distributions. For the purpose of clarity, salaries and/or bonuses given by the Borrower to shareholders employed by the Borrower for such shareholders’ work performed on behalf of the Borrower’s business, shall not be deemed to be a dividend or distribution.

5.9 Collateral. Borrower shall not transfer, sell, pledge, encumber, and/or dispose of any assets that are secured by the Collateral Documents.

5.10 Corporate Changes. Effect a change in its management or ownership other than a change in management or ownership of Borrower’s Parent Corporation as a result of a bona-fide merger or acquisition or other than a change in ownership or control of Borrower as a result of a bona-fide restructuring of Borrower’s Parent Corporation (not including bankruptcy, but including efficiently restructuring the entity structure), lend money or credit to or make or permit to be outstanding loans or advances to any person, firm, or corporation, or change the basic character of its business.

5.11 Lease Prohibitions. During the life of the loan, the Property pledged as Collateral for the Loan will not be leased to or occupied by any business that Borrower knows is engaged in any activity that is illegal under federal, state or local law or any activity that can reasonably be determined to support or facilitate any activity that is illegal under federal, state, or local law. Notwithstanding anything to the contrary in the foregoing, Lender acknowledges that Borrower’s tenant at the Property as of the date hereof is involved in the business of selling cannabis to medical patients and recreational customers, which is currently illegal under Federal law, but is legal in the State of Florida, which is where the Property is located, and Lender represents and warrants to Borrower that it will not deem this breach of Federal law as a breach of this “Lease Prohibitions” Section 5.11.

ARTICLE VI. Conditions Precedent

6.1 Conditions Precedent. Prior to or on the Closing Date, Borrower shall have furnished, or shall have caused to be furnished to Lender, at Borrower’s own cost and expense, each of the following, each in form and substance satisfactory to Lender:

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(a) Loan Documents. The Loan Documents shall have been executed and delivered to Lender and shall be in effect and all filings contemplated thereby shall have been made. Borrower shall also deliver such other instruments, documents and certificates as Lender or its counsel shall reasonably require.

(b) Borrower Documents. Such organizational documents, resolutions, incumbency and any other documents required by Lender.

(c) Appraisal. A real estate appraisal on the Mortgaged Property, as required by Lender and set out in the Authorization.

(e) Environmental Report. An environmental report with risk assessment Phase I, or other environmental reports, as reasonably required by Lender, on the Property.

(f) Title Insurance. Title insurance on the Mortgaged Property securing Lender’s Mortgage, as required by Lender.

(g) Insurance. Evidence that the Borrower has adequate insurance to insure its business operations and assets (including the Mortgaged Property and/or Leased Property), including without limitation, hazard, windstorm, flood, personal property, general liability, workers’ compensation, and other insurance necessary to its business operations, and that Lender has been named as mortgagee, additional insured and lender’s loss payable, as its interests may appear, as applicable, entitled to thirty (30) days’ prior notice of cancellation or modification, on all such policies of insurance covering the Mortgaged Property.

(h) Leases. Provide copies of all leaseholds to the Mortgaged Property.

(i) Searches. Copies of UCC and tax, lien and judgment searches on Borrower or other parties, as required by Lender.

(j) Payoff Letter(s). Payoff letter(s) effective through the funding date from each of the creditors being paid off with Loan proceeds, including the payoff amount, payoff instructions and agreement to release all liens against Collateral, and evidence of such release of creditors’ lien against Collateral at or after closing.

ARTICLE VII. Default

7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (individually, an “Event of Default”, or, collectively, the “Events of Default”) after expiration of any applicable notice or cure periods under this Agreement or any of the other Loan Documents:

(a) Monetary Default on Note. Nonpayment when due pursuant to the terms of the Note or this Agreement, whether by acceleration or otherwise, of principal of, interest on, or any fee or premium provided for hereunder or in the Note. For the purposes of clarification, there is no applicable notice or cure period in the Event of Default due to a Monetary Default on Note.

(b) Other Monetary Defaults. Borrower’s failure to make any other payment required by this Agreement, or by any of the other Loan Documents, within thirty (30) days after written notice or demand from Lender to Borrower.

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(b) Covenants. Default in the observance of any of the covenants or agreements of Borrower contained in this Agreement, or by any of the other Loan Documents, within thirty (30) days after written notice or demand from Lender to Borrower.

(c) Voluntary Insolvency Proceedings. If Borrower shall (i) file a petition or request for liquidation, reorganization, arrangement, adjudication as a bankrupt, or other similar relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; (ii) consent to the filing of a petition in any bankruptcy, liquidation, reorganization or insolvency proceeding; (iii) make a general assignment for the benefit of creditors; (iv) consent to the appointment of a receiver or trustee for Borrower or any of Borrower’s assets, including, without limitation, the appointment of or taking possession by a “custodian” as defined in the federal Bankruptcy Code; (v) make any, or send notice of any intended, bulk sale; or (vi) execute a consent to any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, or settlement of claims against or winding up of affairs of, Borrower.

(d) Involuntary Insolvency Proceedings. The appointment of a receiver, trustee, custodian or officer performing similar functions for Borrower or any of Borrower’s assets, including, without limitation, the appointment of or taking possession by a “custodian” as defined in the federal Bankruptcy Code; or the filing against Borrower of a request or petition for liquidation, reorganization, arrangement, adjudication as a bankrupt or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; or the institution against Borrower of any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of Borrower, and the failure to have such appointment vacated or such petition or proceeding dismissed within sixty (60) days after such appointment, filing or institution.

(e) Representations. If any certificate, statement, representation, warranty or financial statement furnished by or on behalf of Borrower pursuant to or in connection with this Agreement or any Note (including, without limitation, representations and warranties contained herein) or as an inducement to Lender or any Lender Affiliate to enter into this Agreement or any Note or any other lending agreement with Borrower shall prove to have been false in any material respect at the time the facts therein set forth were certified, or to have omitted any material contingent or unliquidated liability or claim against Borrower, or if on the date of the execution of this Agreement there shall have been any materially adverse change in any of the facts disclosed by any such statement or certificate, which change shall not have been disclosed by Borrower to Lender at or prior to the time of such execution.

(f) Other Indebtedness and Agreements. Nonpayment by Borrower of any indebtedness, which is due and owing by Borrower (or, if permitted by the terms of the applicable document, within any applicable grace period), whether such indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or failure to perform any material term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement) evidencing or securing or relating to any indebtedness owing by Borrower when required to be performed if the effect of such failure is to permit the holder to accelerate the maturity of such indebtedness.

(g) Judgments. If any judgment or judgments of Borrower, other than any judgment for which it is fully insured against Borrower, remains unpaid, un-stayed on appeal, undischarged, un-bonded or un-dismissed for a period of twenty (20) days.

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(h) Pension Default. Any Reportable Event which Lender or any Lender Affiliate determines constitutes grounds for the termination of any Pension Plan by the Pension Benefit Guaranty Corporation (“PBGC”) or for the appointment by an appropriate United States district court of a trustee to administer any Pension Plan shall have occurred and continued 30 days after written notice thereof to Borrower by Lender or any Lender Affiliate; or the PBGC shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or a trustee shall be appointed by an appropriate United States district court to administer any Pension Plan; or any Pension Plan shall be terminated; or Borrower withdraws from a Pension Plan in a complete withdrawal or a partial withdrawal; or Borrower shall fail to pay to any Pension Plan any contribution which it is obligated to pay under the terms of such plan or any agreement, or which is required to meet statutory minimum funding standards of Section 412 of the Internal Revenue Code or Section 303 of ERISA.

(i) Guarantor Default. Any Guaranty shall cease, for any reason, to be in effect without the prior consent of Lender, or any Guarantor or Borrower shall so assert in writing; and, if requested by Lender, in its sole discretion, Borrower shall have failed to agree to a replacement guaranty, cash collateral or other arrangement satisfactory to Lender as an adequate substitution for the Guaranty of such Guarantor; or any Guarantor shall fail to perform or observe any covenant contained in the Guaranty to which such Guarantor is a party; or any representation, warranty or financial statement made or furnished by a Guarantor in connection with this Agreement or the applicable Guaranty shall prove to have been false in any material respect, or to have omitted any material contingent or unliquidated liability; or there shall occur with respect to any Guarantor any event described in Section 7.1(d) or (e) hereof.

(j) Challenge to Collateral Documents. If any Obligor, directly or indirectly, shall challenge, or indicate their intention to challenge, the validity and binding effect of any provision of any of the Notes or the Collateral Documents or any of the Notes or the Collateral Documents shall for any reason (except to the extent permitted by their express terms) cease to be effective or cease to have the priority lien position required by the terms thereof or by this Agreement or the Collateral is no longer available, for any reason.

(k) Change of Ownership. Any adjustment to, or change in the ownership of Borrower, including a change in percentage of ownership, without Lender’s prior written approval, which approval shall not be unreasonably withheld other than a change in ownership of Borrower’s Parent Corporation as a result of a bona-fide merger or acquisition or other than a change in ownership or control of Borrower as a result of a bona-fide restructuring of Borrower’s Parent Corporation (not including bankruptcy, but including efficiently restructuring its entity structure).

(l) Termination of Business. Any Obligor terminates its business or ceases to operate as a going concern. Notwithstanding anything to the contrary in the foregoing, this shall not include any affiliate of Borrower or any subsidiary of [***].

(m) Material Adverse Change. There shall occur any event or condition in an Obligor’s business, operations or financial condition that has, or in Lender’s judgment, is likely to have, a Material Adverse Effect.

7.2 Effects of an Event of Default.

(a) Upon the happening of one or more Events of Default (except a default under either Section 7.1(d) or 7.1(e) hereof), Lender may declare any obligations it or any Lender Affiliate may have hereunder to be canceled and the principal of the Loans then outstanding to be immediately due and payable, together with all interest thereon and fees and expenses accruing under this Agreement without presentation, demand or further notice of any kind to Borrower and, if applicable, Borrower shall no longer be permitted to obtain advances of any Loans.

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(b) Upon the happening of one or more Events of Default under Section 7.1(d) or 7.1(e) hereof, Lender’s and Lender Affiliates’ obligations hereunder shall be cancelled immediately, automatically and without notice, and Loans then outstanding shall become immediately due and payable without presentation, demand or notice of any kind to Borrower.

(c) Rate Modification. In an Event of Default other than Borrower’s failure to pay the Note as agreed, then, at Lender’s option and in lieu of applying the Default Rate, Lender shall have the right to modify the interest rate on the Note by adding an additional two percent (2%) to the interest rate then in effect at the time of such modification until such time that Borrower cures the Event of Default giving rise to such rate modification. Notwithstanding the foregoing, in the Event of Default arising out of Section 4.13 of this Loan Agreement, the Rate Modification as set out in this Section 7.2(c) will be reduced only after one full quarter of compliance with Section 4.13.

(d) Borrower hereby waives as a defense to the nonperformance of any obligations under the Loan Documents, the occurrence of unforeseen market conditions such as the dis-functionality or seizure of the credit markets.

7.3 Remedies. Upon the occurrence and during the continuance of any Event of Default or upon any termination of this Agreement as a result of an Event of Default, then Lender and each Lender Affiliate shall have all of its rights under this Agreement or otherwise under law. In addition to, and without limitation of, any rights of Lender and each Lender Affiliate under applicable law, if any Event of Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other indebtedness at any time held or owing by Lender and each Lender Affiliate to or for the credit or account of Borrower may be offset and applied toward the payment of the indebtedness of Borrower to Lender and each Lender Affiliate. Lender may, in its sole discretion, exercise alternately or cumulatively any of the remedies available hereunder or under any other document securing the indebtedness, or at law or equity. The failure to exercise one or more of such remedies upon the happening of an Event of Default shall not constitute a waiver of the right to exercise the same at any subsequent time in respect of the same Event of Default or any other Event of Default. Neither the acceptance by Lender of any payment hereunder which is less than payment in full of all amounts due and payable at the time of such payment, or any negotiation or discussion with Borrower, shall constitute a waiver of the right to exercise one or more of such remedies at that time or at any subsequent time or nullify any prior exercise of any remedy, except as and to the extent otherwise provided by law.

ARTICLE VIII. Expenses and Indemnification

8.1 Reimbursement. Borrower shall reimburse Lender promptly upon request by Lender for all of its and each Lender Affiliate’s reasonable out-of-pocket expenses including, without limitation, counsel fees and expenses, filing fees and recording fees incurred in connection with this Agreement and with any indebtedness subject hereto, for any taxes which Lender or any Lender Affiliate may be required to pay in connection with the execution and delivery of the Loan Documents, and for any expenses, including reasonable counsel fees and expenses, incident to the enforcement of any provision of the Loan Documents.

8.2 Indemnity. Borrower agrees to indemnify Lender and hereby holds Lender harmless against all claims, actions, suits, proceedings, costs, expenses, brokerage or other fees, losses, damages and liabilities of any kind including in tort, penalties and interest, which Lender may incur in any manner other than Lender’s own gross negligence or willful misconduct, by reason of any matter relating, directly or indirectly, to the Loans and the Loan Documents.

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ARTICLE IX. Other

9.1 Term. This Agreement shall be effective as of the date last executed by Borrower and Lender, and shall continue in full force and effect until such time as the Loan is paid in full, including principal, interest, costs, expenses, attorneys’ fees, and other fees and charges, or until such time as the Borrower and Lender may agree in writing to terminate this Agreement.

9.2 Amendments and Waivers. No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made except by another written agreement subscribed by duly authorized officers of Borrower and Lender.

9.3 Delays and Omissions. No course of dealing and no delay or omission by Lender in exercising any right or remedy hereunder or with respect to any indebtedness of Borrower to Lender shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. Lender may remedy any default by Borrower hereunder or with respect to any other person, firm or corporation in any reasonable manner without waiving the default remedied and without waiving any other prior or subsequent default by Borrower and shall be reimbursed for its expenses in so remedying such default. All rights and remedies of Lender hereunder are cumulative.

9.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Lender, Borrower and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights hereunder without the prior written consent of Lender, which consent shall not be unreasonably withheld, but Borrower may assign its rights to an affiliate in relation to a corporate entity restructuring so long as the Guarantors do not change.

9.5 Notices. Any notice or demand to be given hereunder shall be effective if delivered or mailed to Borrower at the address set forth in the opening paragraph of this Agreement and to Lender at 4705 US Highway 90 W, Lake City, Florida 32055, via overnight delivery service or personal service or, if mailed, three days after deposit, postage prepaid, in an official depository maintained by the United States Post Office for the collection of mail.

9.6 Entire Understanding. This Agreement and the other Loan Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior negotiations and writings between the parties, including specifically, but without limitation, the application for the Loan, any commitment letter and correspondence related thereto.

9.7 Force Majeure. Borrower agrees that Lender shall not be liable for failure or delay in the performance of any of Lender’s obligations under this Agreement which cause is beyond the control of Lender, including, without limitation, any natural disaster, fire, flood, storm, war, strike, civil unrest, terrorism, error in inoperability of communication equipment or links or power supply, compliance with law or governmental order, direction of a jurisdiction or any other circumstances beyond the control of Lender or actions taken by Lender which were reasonably believed by Lender to be taken pursuant to this Agreement.

9.8 Inconsistent Provisions. The terms of this Agreement and any related agreements, instruments or other documents, including, without limitation, the Notes and the Collateral Documents, and the other Loan Documents shall be cumulative except to the extent that they are specifically inconsistent with each other, in which case the terms of this Agreement shall prevail.

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9.9 USA Patriot Act. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56), Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the USA Patriot Act.

9.10 Limitation of Liability. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives any claim against Lender, on any theory of liability for special, indirect, consequential or punitive damages (but excluding direct or actual damages) arising out of, in connection with or as a result of, this Agreement, any related Loan Documents, the transactions contemplated hereby or thereby or any Loan or the use of the proceeds.

9.11 Credit Reporting. Lender is required by the Debt Collection Improvement Act of 1996 to comply with the provisions of 31 U.S.C. §3711 and report information relating to the extension of the Loan to consumer or commercial reporting agencies or bureaus, as appropriate (the “Reporting Agencies”). The Borrower and Guarantor acknowledge this requirement and further, by execution of this Loan Agreement, agree that the Lender may in the future report further information concerning the Loan, including delinquent payments, other Loan defaults, or charge offs to Reporting Agencies. This information may be reflected in reports issued by Reporting Agencies.

9.12 JURISDICTION; WAIVER. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA. BORROWER CONSENTS TO JURISDICTION IN THE STATE OF FLORIDA AND VENUE IN ANY FEDERAL OR STATE COURT IN THE STATE OF FLORIDA FOR SUCH PURPOSES AND WAIVES ANY AND ALL RIGHTS TO CONTEST SAID JURISDICTION AND VENUE AND ANY OBJECTION THAT SAID VENUE IS NOT CONVENIENT. BORROWER WAIVES ANY RIGHTS TO COMMENCE ANY ACTION AGAINST LENDER IN ANY JURISDICTION EXCEPT THE STATE OF FLORIDA. LENDER AND BORROWER HEREBY EACH EXPRESSLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY WITH RESPECT TO ANY MATTER WHATSOEVER RELATING TO, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE LOAN, THE DOCUMENTS AND/OR THE TRANSACTIONS WHICH ARE THE SUBJECT OF THE DOCUMENTS.

9.13 Counterparts; Electronic Signatures. To facilitate execution, this Agreement may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages. A manually signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. Lender is also entitled to rely on all ancillary and supporting documentation delivered by electronic transmission.

ARTICLE X. Escrow Requirements

10.1 Escrow For Property Taxes and Insurance. Intentionally Omitted.

[Remainder of page intentionally left blank; signatures follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be signed by their duly authorized officers as of the date first written above.

BORROWER:

[***], a Delaware limited liability company

By:	/s/ George Archos
Name:	George Archos
Its:	CEO

JOINDER OF GUARANTORS

The undersigned hereby consent to and join in this Loan Agreement as to any obligations imposed upon the Guarantors.

[***], a Delaware limited liability company

By:	/s/ George Archos
Name:	George Archos
Its:	CEO

VERANO HOLDINGS CORP.,
a British Columbia corporation

By:	/s/ George Archos
Name:	George Archos
Its:	CEO

LENDER

FIRST FEDERAL BANK

By:	/s/ Robert Turbeville
Name:	Robert Turbeville
Its:	EVP - Chief Lending Officer